SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

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AMERICAN SAFETY INSURANCE GROUP, LTD.
 (Exact name of Registrant as specified in its charter)

Date of Report: October 23, 2002

        Bermuda                       1-14795                   Not applicable
(State of incorporation           (Commission File             (I.R.S. Employer
    or organization)                  Number)                 Identification No.)

    44 Church Street                                          (441) 296-8560
    P.O. Box HM 2064                                      (Registrant's telephone
 Hamilton, HM HX Bermuda                                           number)
(Address of principal executive offices)

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Item 5. Other Events.

         On October 18, 2002, American Safety Insurance Group, Ltd. announced that the United States District Court for the Northern District of Georgia entered an Order on various summary judgment motions in previously disclosed litigation to rescind the acquisition of a Michigan insurance agency and two related insurance companies specializing in insurance program business.

        American Safety Holdings Corp., on January 6, 2000, acquired (i) the stock of L&W Holdings, Inc. and its wholly-owned subsidiary, RCA Syndicate #1, Ltd., an Illinois licensed insurance company operating on the INEX (formerly the Illinois Insurance Exchange), and (ii) the stock of Principal Management, Inc., an insurance program development and management group headquartered in Okemos, Michigan; and in a related transaction, American Safety Insurance Group, Ltd. acquired the stock of Pegasus Insurance, a Cayman Islands licensed insurance company. The transactions were structured as stock acquisitions with the purchase price payable to the selling shareholders by American Safety consisting of cash plus American Safety common shares and earnout provisions for the future issuance of additional common shares.

        When RCA Syndicate #1, Ltd. filed its 1999 Annual Statement with the Illinois Department of Insurance in March 2000, American Safety first became aware that there had been a material adverse change in the business affairs and financial condition of the acquired companies from that represented by the sellers. American Safety launched an investigation which disclosed that the insurance claims experience of the acquired companies had been misrepresented and that incurred losses from insurance claims were significantly in excess of the amounts reported in their claims records and their financial statements. As a result, American Safety then made written demand upon the selling shareholders of the acquired companies for rescission of the acquisitions, including a return of the purchase price paid for the companies. American Safety filed a lawsuit on April 21, 2000 in the United States District Court for the Northern District of Georgia to rescind the acquisitions based upon the sellers’ breach of the representations and warranties made in the definitive agreements concerning the business affairs and financial condition of the acquired companies.

        The District Court recently entered an Order on various motions for summary judgment filed by both American Safety and the defendants. In general, the defendants’ motions were granted based upon the Court’s conclusion that the elements for a rescission claim had not been met by American Safety and American Safety did not establish the elements of its other claims. However, the Court did not rule that the representations and warranties of the defendants in the definitive agreements were correct. The Court also granted American Safety’s motions on various counterclaims relating to defamation, an executive employment agreement, and other matters. The Court’s Order requires the parties to attempt to negotiate for thirty days with regard to the resolution of the remaining claims that were not addressed in its Order. American Safety has filed a Motion for Reconsideration with respect to the Court’s Order and also is considering other responses to the Order.

        Previously, American Safety concluded that the three acquired companies were valueless, and based upon the possibility that it would not prevail in the litigation it expensed approximately $4.5 million of the purchase price. American Safety did not expense approximately $1.7 million of the purchase price that it continues to hold in escrow. Of this amount American Safety anticipates expensing $1 million as a result of the Court’s Order. In addition, the defendants have requested reimbursement of legal fees of $1.5 million and earnout payments of 250,000 shares of American Safety common stock. American Safety does not believe that the defendants have a credible argument for the earnout shares and believes that there are valid defenses or offsets to the defendants’ claim for legal fees.

        American Safety’s expectations with respect to the ultimate resolution of the litigation and the expenses attributable thereto are forward-looking statements, within the meaning of United States’ securities laws which are intended to be covered by the safe harbor provisions created thereby. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, and are subject to change based on various factors, including, but not limited to, the results of settlement discussions and the District Court’s rulings with respect to the remaining claims and the Motion for Reconsideration.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, on October 23, 2002.

                                           American Safety Insurance Group, Ltd.

                                           By:_____________________________
                                               Lloyd A. Fox, President